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                                                             EXHIBIT 10(t)
                     MASTER GAS PURCHASE AGREEMENT


    THIS MASTER GAS PURCHASE AGREEMENT (this "Agreement"), dated this 14th day of December, 1993, is by and among SANTA FE ENERGY RESOURCES, INC., a Delaware corporation, and SANTA FE ENERGY OPERATING PARTNERS, L.P., a Delaware limited partnership (hereinafter jointly referred to as "Seller"), and ADOBE GAS PIPELINE COMPANY, a Delaware corporation (hereinafter referred to as "Buyer"). Seller and Buyer may hereinafter be referred to collectively as "Parties" or singularly as a "Party."

                         W I T N E S S E T H:

    WHEREAS, Seller has available for sale certain quantities of gas not committed to any other purchaser; and

    WHEREAS, Buyer desires to purchase and receive, and Seller desires to sell and deliver, such gas upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, Seller and Buyer agree as follows:

                               ARTICLE 1
                              DEFINITIONS

    The following definitions when used in this Agreement shall have the following meanings (other terms are defined elsewhere in this Agreement):

    1.1   "Btu" shall mean British Thermal Unit.

    1.2 "Buyer's Transporter" means, for each Delivery Point, the pipeline company or companies with whom Buyer contracts to transport Seller's Gas from each such Delivery Point to the corresponding
Pricing Point for such Delivery Point.

    1.3 "Cashout Costs" means, for Seller's Gas delivered to each Delivery Point, (i) the difference between the Index Price for such Delivery Point and the price paid to

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or received from a transporter to purchase or sell gas to eliminate any imbalance on such transporter's pipeline attributable to Seller's Gas from such Delivery Point, in accordance with such transporter's Tariff, and
(ii) all costs assumed or incurred by Seller or its operator to buy gas under any operational balancing agreement with a transporter to eliminate any imbalance on such transporter's pipeline.

    1.4 "Contract Year" shall mean a period of twelve (12) consecutive Months beginning on April 1 and ending on March 31 of the following calender year, except the first Contract Year which shall begin on the Effective Date and end on March 31, 1994.

    1.5 "Day" or "day" shall mean a period of twenty-four (24) consecutive hours concurrent with the respective operating day of Buyer's Transporter as set forth in Buyer's Transporter's Tariff.

    1.6 "Delivery Points" means, for each Seller's Well, the measuring station or other measurement facilities at the point of interconnection between Seller's delivery facilities for each such Seller's Well and the facilities of Buyer's Transporter accepting and transporting Seller's Gas from each such Seller's Well, which as of the Effective Date are the points of interconnection described in Exhibit A.

    1.7 "Development Lands" means the lands covered by the oil, gas, and mineral leases described in Exhibit B and any lands pooled or unitized therewith, limited, in each case, as to depth, from the surface of the earth to one hundred feet (100') below the depth of the deepest interval first completed and producing gas in the first well drilled on such lands.

    1.8 "Development Well" means the wellbore of any well drilled and completed after the Effective Date (i) on the Development Lands or
(ii) from an existing production platform in the Gulf of Mexico from which one or more Existing Wells are producing as of the Effective Date, limited, as to depth, from the surface of the earth

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to one hundred feet (100') below the depth of the deepest interval completed and producing gas in commercial quantities in such Existing
Wells.

    1.9   "Effective Date" shall mean the date first written above.

    1.10 "Existing Wells" means the wellbores of the wells described in Exhibit A, limited, in each case, as to depth, from the surface of the earth to one hundred feet (100') below the depth of the bottom of the deepest interval producing or completed to produce gas on the Effective Date.

    1.11 "Exploration Lands" means all lands in the continental United States or the Gulf of Mexico in which Seller owns or hereafter acquires a working interest or other rights to produce and sell gas, other than (i) Development Lands and (ii) lands covered by oil, gas and/or mineral leases or similar rights and interests acquired by Seller after the Effective Date in connection with or as part of the acquisition or purchase of producing oil and gas properties.

    1.12 "Exploration Well" means the wellbore of any well drilled and completed after the Effective Date on the Exploration Lands and for which Seller has elected to accept Buyer's Gathering Proposal under Section 5.1 which requires Seller to sell and deliver gas produced from such well to Buyer under this Agreement.

    1.13 "FERC" means the Federal Energy Regulatory Commission or any successor thereto having jurisdiction.

    1.14 "Gas" or "gas" shall mean natural gas produced from gas wells, casinghead gas produced from oil wells, and residue gas resulting from the processing of such gas well gas or casinghead gas.

    1.15 "Imbalance Penalties" means, for Seller's Gas delivered to each Delivery Point, any imbalance penalty charges and Cashout Costs assessed by a transporter pursuant to such transporter's Tariff for Buyer's failure to take or Seller's failure to deliver Seller's Estimate for such Delivery Point or Buyer's failure to submit a timely and accurate nomination based on any timely given Seller's Estimate to such
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transporter, including, without limitation, penalty charges and
Cashout Costs incurred by Seller or its operator under operational balancing agreements with a transporter.

    1.16 "Index Price" means, for Seller's Gas delivered to each Delivery Point, the price that best represents the fair market price for similar quantities and quality of gas delivered at or near the Pricing Point for each such Delivery Point, which as of the Effective Date the Parties have agreed is the price reported in the table "Price of Spot Gas Delivered to Pipeline," for the Pricing Point for such Delivery Point, under the heading "Index," in the first issue of INSIDE FERC published in each Month in which Seller's Gas is delivered to each such Delivery Point.

    1.17 "INSIDE FERC" means the publication INSIDE F.E.R.C.'S GAS MARKET REPORT, as published by McGraw Hill, Inc.

    1.18  "MMBtu" shall mean one million (1,000,000) British Thermal
Units.

    1.19 "Month" shall mean the period beginning on the first Day of each calendar month and ending at the beginning of the first Day of the next succeeding calendar month.

    1.20 "Llano System" means the Llano gas pipeline system located in Eddy and Lea Counties, New Mexico.

    1.21 "Preexisting Contracts" means the gas sales and purchase contracts, processing agreements, and other contracts described in Exhibit C.

    1.22 "Pricing Point" means, for Seller's Gas delivered to each Delivery Point, the point downstream of each such Delivery Point at which the Index Price for each such Delivery Point is determined by Buyer each Month, consistent with Section 8.2.

    1.23 "Seller's Estimate" means, with respect to each Delivery Point, Seller's estimate under Section 4.1 of the quantity of Seller's Gas that Seller expects to deliver in each Month to each such Delivery Point.
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    1.24  "Seller's Gas" means, for each Seller's Well, (i) Seller's net revenue interest share of gas produced and delivered from each such Seller's Well and (ii) any Third Party Gas produced and delivered by Seller hereunder from each such Seller's Well.

    1.25 "Seller's Wells" means the Existing Wells, the Development Wells, and the Exploration Wells.

    1.26 "Tariff" means the currently effective tariff of a transporter filed with FERC, or if a transporter does not have a tariff on file with FERC, such transporter's current operating policies and procedures.

    1.27 "Third Party Gas" means all gas produced and delivered from each Seller's Well (i) that is attributable to the interests of parties other than Seller (including royalty owners and overriding royalty owners) in such Seller's Well and (ii) that Seller has the right and authority to deliver and sell to Buyer under this Agreement.

    1.28 "Transportation Expenses" means, for Seller's Gas delivered to each Delivery Point, the actual and reasonable transportation rates paid by Buyer to gather and transport Seller's Gas from each such Delivery Point to the corresponding Pricing Point for each such Delivery Point.

    1.29 "Working Day" means a calendar day Monday through Friday and excludes Saturday, Sunday, and nationally recognized holidays.

                                ARTICLE 2
                           DEDICATION OF GAS

    2.1 SELLER'S COMMITMENT. Except as otherwise provided in this Agreement, Seller commits and dedicates all of Seller's Gas to the performance of this Agreement that is not dedicated or committed to a Preexisting Contract.

    2.2 ADDITIONAL GAS FROM NONOPERATED WELLS. Buyer may, by giving Seller sixty (60) days' prior written notice, elect to purchase under this Agreement any gas
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that is produced from the nonoperated wells described in Exhibit D if
(i) in Seller's reasonable business judgment the sale of such gas to Buyer under this Agreement would not result in a lower gas price or higher transportation or other costs and expenses than Seller would receive or pay if such gas is sold through the operator of such wells and (ii) Seller has the right to sell such gas to Buyer under this Agreement. Exhibit A shall be amended from time to time to incorporate any such wells which become subject to this Agreement pursuant to the foregoing sentence. Buyer shall be fully responsible for all Imbalance Penalties paid by or assessed against Buyer or Seller for wells added to Exhibit A under this Section 2.2.

    2.3 RELEASE OF THIRD PARTY GAS. Upon written request by Seller, Buyer shall release from this Agreement any Third Party Gas that Seller reasonably believes should be released from this Agreement and sold to third parties under other agreements to avoid incurring penalties or other costs and expenses if Seller continues to deliver and sell such Third Party Gas to Buyer under this Agreement.

    2.4 RIGHT TO CONTROL AND CURTAIL PRODUCTION. Seller reserves the right, in its sole discretion, to limit, curtail, or shut-in any or all of the production of Seller's Gas from any Seller's Well or Wells for any reason, including, without limitation, inadequate price, unacceptable market conditions, or any mechanical, engineering, legal, title, or other field or well condition. Seller shall use all reasonable efforts to give notice to Buyer at least thirty (30) Days' prior to the first Day of any Month in which Seller intends to curtail or shut-in any quantities of Seller's Gas solely as a result of Seller's belief that the price received hereunder for such Seller's Gas is inadequate. For any other curtailment or shut-in of any quantities of Seller's Gas, Seller shall give Buyer notice as soon as reasonably practicable under the circumstances. Each curtailment notice shall be in writing and shall identify the quantities of Seller's Gas that Seller intends to curtail or shut-in and the expected duration of such curtailment or shut-in period. Seller shall not, however, shut in or
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curtail any quantities of Seller's Gas solely for inadequate price during any Month in which such quantities of Seller's Gas have been represented as being available for sale to Buyer in Seller's Estimate given three (3) Days prior to Buyer's Transporter's nomination deadline for such Month. If Seller returns to production during the middle of any Month any quantities of Seller's Gas shut-in or curtailed due to inadequate price, Seller shall give prior written notice to Buyer and Buyer shall have the right, but not the obligation, to purchase such Seller's Gas for the balance of such Month at the gas price determined under Section 8.4. If Buyer elects to not purchase such Seller's Gas for the balance of such Month, Seller may sell such Seller's Gas not purchased by Buyer to any third party. At the end of such Month, Buyer shall resume purchasing under the terms of this Agreement all such Seller's Gas nominated under
Section 4.1.

    2.5 PROCESSING OF GAS. Seller reserves the right to process Seller's Gas either prior to the Delivery Points or after delivery to Buyer at the Delivery Points. Seller's Gas may be processed to extract liquid and liquefiable hydrocarbons, together with any methane unavoidably contained in the ethane or heavier hydrocarbons. Such processing will not render the total heating value to be less than the requirements of the transporter or otherwise cause Seller's Gas to not meet the quality specifications of the transporter. All liquid and liquefiable hydrocarbons so recovered shall belong to Seller. If Seller's Gas is processed by Seller after delivery to the Delivery Points, Seller shall be paid by Buyer for the volumes of residue gas remaining after processing and Seller shall be responsible for charges of Buyer's Transporter for the transportation to the processing plant of fuel and plant volume reduction resulting from such processing. If Seller's Gas is processed under percentage of proceeds-type contracts or other agreements that do not provide for the residue gas attributable to Seller's Gas to be returned in kind at the tailgate of the processing plant, Buyer shall
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release such Seller's Gas from this Agreement in writing upon written request by Seller.

    2.6 RELEASE OF CERTAIN PROPERTIES. Buyer shall, if requested by Seller, promptly release from commitment and dedication hereunder all Seller's Gas produced from any Seller's Wells if (i) Seller commits to sell or exchange such Seller's Wells under a written agreement with a third party which is not an affiliate of Seller and (ii) under such agreement the average amount of the consideration to be received by Seller for the gas reserves attributable to Seller's interests in each such Seller's Well is less than $250,000 per Seller's Well. If Seller desires to sell to a third party and have released from this Agreement any Seller's Wells that do not meet the requirements of the preceding sentence, Seller may substitute for such Seller's Wells like quantities of gas delivered to delivery points reasonably acceptable to Buyer and with daily deliverabilities during the term of this Agreement similar to the Seller's Wells which Seller proposes to sell. Buyer shall release from commitment under this Agreement such Seller's Wells effective as of the date such substitute wells become subject to this Agreement.

    2.7 RELEASE OF CERTAIN NONOPERATED WELLS. If the Imbalance Penalties paid or incurred by Seller under this Agreement for any Seller's Gas produced from any nonoperated Seller's Well become excessive in Seller's reasonable opinion, Buyer shall, upon written request by Seller, release such Seller's Gas from commitment under this Agreement unless Buyer agrees to be responsible for and bear such Imbalance Penalties for such Seller's Well.

    2.8 OPERATIONAL RESERVATIONS. Seller hereby reserves and excepts the following rights and quantities of Seller's Gas from the provisions of this Agreement:

    (i) The right to use Seller's Gas produced from any lease or field for Seller's requirements in the development and operation of such leases and fields including, but not limited to, use of Seller's Gas for drilling, enhanced recovery

                                  -8-
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    operations, workover operations, treating, gas lifting oil wells for repressuring, recycling, or pressure maintenance purposes, and compressor fuel, and to otherwise operate such leases and fields free from any control by Buyer. Subject to Section 2.9, Seller will not, however, use any Seller's Gas for enhanced oil recovery operations in California other than Seller's Gas that is produced in California.

    (ii) Seller's Gas which is delivered to others under Seller's leases, Seller's agreements for easements, unit agreements, unit operating agreements, operating agreements, or other similar agreements affecting Seller's Wells.

    (iii) All liquids, liquid hydrocarbons, oil, and condensate removed from Seller's Gas prior to the Delivery Points.

    (iv) The right to pool or unitize Seller's leases with other leases of Seller or others located in the field in which Seller's Wells are located.

    (v) The right to operate Seller's leases and Seller's Wells in such manner as Seller, in Seller's discretion, deems advisable, including the right to drill new wells, to rework Seller's Wells, to renew in whole or in part any leases, and to abandon any Seller's Well or surrender, release, or terminate any lease, in Seller's discretion.

    (vi) Seller's Gas delivered to others under gas balancing agreements or similar arrangements affecting any of Seller's
    Wells.

    2.9 EOR OPERATIONS. At any time after twenty-four (24) Months after the Effective Date and upon forty-five (45) Days' prior written notice from Seller, Buyer shall release from commitment under this Agreement up to 30,000 MMBtu's per Day of Seller's Gas for use by Seller in Seller's enhanced oil recovery operations in California or in exchange for other gas to be used in such operations ("EOR Gas").
Buyer shall, at the request of Seller, arrange for the transportation of EOR Gas from the Delivery Points to Seller's enhanced oil recovery operations in California using
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either Seller's transportation rights or Buyer's transportation rights, as directed by Seller. Seller shall be responsible for transportation charges to transport EOR Gas to its enhanced oil recovery operations in California. In consideration of Buyer releasing and arranging such transportation for EOR Gas, Seller shall pay Buyer each Month a handling fee of five cents (5 cents) for each MMBtu released under this Section 2.9. EOR Gas shall become recommitted to this Agreement on the first day of the Month following the date Seller permanently ceases to use EOR Gas in its California enhanced oil recovery operations. Seller shall give Buyer at least fifteen (15)
Days' notice prior to the first day of the Month in which EOR Gas will become recommitted to this Agreement.

    2.10 ACQUISITION PROPERTIES. Buyer recognizes that all gas produced from wells or properties acquired by Seller after the Effective Date in connection with or as part of the acquisition or purchase of producing oil and gas properties shall not be subject to or committed to this Agreement.

    2.11 PREEXISTING CONTRACTS. Upon the expiration of or termination of any Preexisting Contract, any Seller's Gas subject to or covered by such Preexisting Contract shall become committed to this Agreement without further action of the Parties. Buyer shall notify Seller in writing no less than thirty (30) Days before the date each Preexisting Contract expires or terminates based on the information in Exhibit C. If Buyer timely gives Seller such notice, Seller will exercise its rights to terminate each Preexisting Contract at the end of its primary term unless the failure to extend the term of any such Preexisting Contract would cause Seller to pay penalties or to otherwise incur any costs or expenses for failing to extend the term of such Preexisting Contract. Seller shall not, however, have any obligation to Buyer, and this provision does not create any obligation upon Seller, to cause the early termination or expiration of any Preexisting Contract.
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    2.12  POWER TEX CONTRACT.  Buyer shall, for a period ending not later than twenty-four (24) Months after the Effective Date and upon not less than ten (10) days' prior written notice by Seller, release from commitment under this Agreement up to 4,500 MMBtu's per Day of Seller's Gas to allow Seller to supply gas under that certain Gas Sales Agreement between Adobe Gas Marketing Co. and the City of Lubbock, dated May 9, 1991 (the "Power Tex Contract"). Any such released Seller's Gas shall become recommitted to this Agreement at the beginning of the first Month following the end such twenty-four
(24) Month period.

                               ARTICLE 3
                               QUANTITY

    3.1 PURCHASE AND SALE OBLIGATION. Commencing on the Effective Date and continuing through the term hereof, Seller agrees, subject to the other provisions hereof, to sell and deliver, or cause to be delivered and sold, to Buyer at the Delivery Points the quantity of Seller's Gas nominated each Month by Seller under Article 4. Seller shall use its reasonable efforts to deliver the gas at uniform hourly and daily rates of flow. Buyer agrees to take and purchase all of Seller's Gas delivered each Month at the Delivery Points.

    3.2 FAILURE TO DELIVER OR TAKE. If for any reason other than Force Majeure either Party fails in any Month to perform its obligation to deliver or take Seller's Gas under this Agreement, the other Party shall use its reasonable efforts to mitigate the effect of such failure to perform, which includes attempting to secure an alternate interruptible supply or interruptible market, as the case may be, at reasonable prices.

    3.3   PARTIAL MONTHLY PRODUCTION.  If Seller delivers to any
Delivery Point after the first day of any Month any quantity of Seller's Gas that was not previously delivered at any time in such Month due to Force Majeure affecting Seller or that is

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attributable to the recompletion of an Existing Well or the completion or recompletion of any Development Well or Exploration Well, Buyer shall have the obligation to take and purchase such Seller's Gas during such Month, but only to the extent Buyer is able to arrange transportation for such Seller's Gas in such Month. If Buyer is unable to arrange transportation for such Seller's Gas in such Month, Seller may sell such Seller's Gas to any third parties during such Month.

                               ARTICLE 4
            SCHEDULING AND TRANSPORTATION OF DAILY VOLUMES

    4.1 GAS SCHEDULING. At least three (3) Days prior to Buyer's Transporter's nomination deadline for the first Day of the following Month, Seller shall provide Buyer a written report by telecopy showing Seller's Estimate for each Delivery Point for the following Month. Seller shall use its reasonable efforts to provide along with Seller's Estimate for each Month a description of any planned or foreseeable events which will materially affect deliveries during the following Month, including workovers and new Seller's Wells beginning production. If the quantity of Seller's Gas delivered to one or more Delivery Points differs from Seller's Estimate by more than the transporter's tolerance level for such Delivery Points for any Day or Days, Seller shall so notify Buyer immediately after becoming aware of such change by telephone, and shall provide Buyer with a revised written Seller's Estimate for such Delivery Points for the remainder of the Month by telecopy as soon as reasonably practicable. As of the Effective Date, Buyer shall notify Seller in writing of the Daily and Monthly tolerance levels for Imbalance Penalties for each transporter for each Delivery Point. Such tolerance levels shall remain in effect until Seller is otherwise notified by Buyer.

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    4.2 TRANSPORTATION CAPACITY.  Buyer shall arrange for and
maintain all necessary transportation downstream of the Delivery
Points to ensure that Seller's Gas flows without interruption, except in the case of Force Majeure.

    4.3 TRANSPORTATION IMBALANCES.

        (a) AVOIDANCE. Buyer and Seller shall use all reasonable efforts to avoid the imposition of Daily or Monthly Imbalance Penalties by any transporter and each Party agrees to cooperate with the other Party to resolve and eliminate, to the extent reasonably practicable, any Imbalance Penalties.

        (b) RESPONSIBILITY. If any Imbalance Penalties are incurred or payable to a transporter with respect to Seller's Gas delivered to any Delivery Point as a result of Seller's actions, including Seller's failure to give Buyer timely notice of any increase or decrease in Daily quantities to be delivered at such Delivery Point from Seller's Estimate for such Delivery Point, Seller shall be responsible for such Imbalance Penalties. If any Imbalance Penalties are incurred or payable to a transporter with respect to Seller's Gas delivered to any Delivery Point as a result of Buyer's actions, including Buyer's failure to give timely notice to such transporter of any change in Seller's Estimate for such Delivery Point after receiving timely notice from Seller of such change, Buyer shall be responsible for such Imbalance Penalties.

        (c) TIMELY NOTICE. For the purpose of this Section 4.3, Seller's notice will be deemed timely if, under the circumstances, it gives Buyer reasonably sufficient time to notify the transporter of such changes to Seller's Estimate by the time required under the terms of such transporter's Tariff to avoid the imposition of such Imbalance Penalties.

        (d) SELLER'S CREDIT. In determining the amount of any Imbalance Penalties due by Seller hereunder in any Month, Buyer shall aggregate the Cashout Costs for which Seller is responsible and which were incurred by Buyer
                                 -13-
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    for all  transporters for such Month.  Buyer shall, for each such
    Month, credit all such Cashout Costs that resulted in Buyer selling gas at a price higher than the applicable Index Price or that resulted in Buyer buying gas at a price lower than the applicable Index Price ("Buyer's Monthly Gain") against all such Cashout Costs that resulted in Buyer buying gas at a price higher than the applicable Index Price or that resulted in Buyer selling gas at a price lower than the applicable Index Price ("Buyer's Monthly Loss") to arrive at an aggregate net Imbalance Penalty for such Month. If, for any Month, Buyer's Monthly Gain for such Month exceeds Buyer's Monthly Loss for such Month, Buyer shall have no obligation to refund the difference to Seller.

        (e) BUYER'S CREDIT. In determining the amount of any Imbalance Penalties due by Buyer hereunder, Seller shall aggregate all Cashout Costs for which Buyer is responsible and which were incurred by Seller in any Month under operational balancing agreements, operating agreements, or other agreements covering any Seller's Well. Seller shall, for each such Month, credit all such Cashout Costs that resulted in Seller selling gas at a price higher than the applicable Index Price ("Seller's Monthly Gain") against all such Cashout Costs that resulted in Seller selling gas at a price lower than the applicable Index Price or that resulted from Seller buying gas ("Seller's Monthly Loss") to arrive at an aggregate net Imbalance Penalty for such Month.
    If, for any Month, Seller's Monthly Gain exceeds Seller's Monthly Loss, Seller shall have no obligation to refund the difference to Buyer.

        (f) LLANO SYSTEM. Seller shall not be responsible for any Imbalance Penalties for Seller's Gas gathered on the Llano
    System.

        (g) NO LIMIT. The provisions of this Section 4.3 do not in any way waive, limit, or alter either Party's obligation under
    Section 3.1.
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    4.4 ASSIGNMENT OF GATHERING CONTRACTS.  As of the Effective Date,
Seller shall assign to Buyer, to the extent Seller has the contractual right to do so, any agreements entered into prior to the Effective Date with third parties for the gathering of Seller's Gas. If Seller is required to obtain the consent or approval of any third party to assign any or all of such agreements to Buyer, Seller shall use its reasonable efforts to obtain any and all third-party consents and approvals as quickly as reasonably practicable. If Seller does not have the legal right to assign any such agreement, then Seller shall authorize Buyer to act as Seller's agent under such agreements. Buyer shall administer all such agreements so that they remain valid and enforceable in accordance with their terms. Buyer shall obtain the consent of Seller prior to releasing, amending, or otherwise modifying such agreements. Upon termination or expiration of this Agreement, Buyer shall reassign to Seller or its designee all such agreements that remain in effect.

    4.5 DELIVERY POINTS. As of the Effective Date, Buyer and Seller have agreed that Seller's Gas will be delivered and accepted at the Delivery Points described in Exhibit A. The parties shall mutually agree to the Delivery Point for each Development Well or Exploration Well which subsequently produces Seller's Gas subject to this Agreement and the Parties may at any time otherwise agree to change, add to, or delete from the Delivery Points shown in Exhibit A. Any supplement or amendment to Exhibit A shall be in writing and executed by both Parties.

    4.6 DELIVERY DIFFERENCES. If at the end of the first six (6) Months of this Agreement, the aggregate quantity of Seller's Gas delivered by Buyer for each Month to any interstate pipeline has been materially different from Seller's Estimate for such Seller's Gas made by Seller three (3) Days prior to the nomination deadline of the applicable Buyer's Transporter for each such Month, except as allowed under the provisions of this Agreement, Seller shall, upon Buyer's written request, use all reasonable efforts to promptly correct such differences in the following two (2)

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Months.  If Seller fails to correct such differences in the following two (2) Months, Buyer may request the renegotiation of Buyer's payment hereunder of the Index Price for such differences and allocation among the Parties of any benefits or costs to Buyer arising out of such differences for the remaining term of this Agreement. If Buyer and Seller are unable to mutually agree on the price to be paid for such differences and such allocation, such matter may be submitted by either Party to Arbitration as a Dispute under Article 9.

                              ARTICLE 5
                           BUYER'S SERVICES

    5.1 CONNECTION OF GATHERING SYSTEMS - EXPLORATION WELLS. Within thirty (30) Days of the drilling and completion of any well producing commercial quantities of gas on the Exploration Lands, Seller shall notify Buyer of the completion of such well and provide Buyer with all available well test data including, without limitation, all well logs, drill stem tests, well potential tests, and Seller's estimate of well deliverability and ultimate recoverable reserves. Within twenty (20) Days after receipt of Seller's notice, Buyer shall submit to Seller, in writing, for Seller's review, Buyer's recommendation of the most economical and efficient method of gathering and transporting the gas produced from such well, whether by Buyer, Seller, or third parties ("Buyer's Gathering Proposal"). Seller may, in its discretion, either accept or reject Buyer's Gathering Proposal by giving written notice to Buyer. If Seller accepts Buyer's Gathering Proposal, Buyer shall promptly commence and diligently complete the work necessary to implement Buyer's Gathering Proposal, and, upon completion of such gathering system, Seller will sell the gas produced from such well to either Buyer or a third party, as provided in Buyer's Gathering Proposal. If the gas produced from such well is sold to Buyer under this Agreement, such well shall become committed to this Agreement as an Exploration Well. If Seller rejects

Buyer's Gathering Proposal, Seller may contract with any third parties to gather and purchase the gas produced from such well without any obligation to Buyer under this Agreement.

    5.2 DEVELOPMENT WELLS. Upon completion of each Development Well, Buyer shall, if requested by Seller, recommend the most economical method of gathering the gas produced from such Development Well.

    5.3 MARKETING UPDATES. Buyer shall, upon request, provide Seller written updates and verbal briefings on gas market trends including, but not limited to, the development of new natural gas markets or expansion of existing markets, changes in the relative wellhead values of gas in different regions of the country due to the construction of new pipelines or other developments, and supply and demand forecasts. In addition, Buyer shall periodically provide written updates on regulatory trends and developments in both the domestic and international gas market that could impact Seller.

    5.4 SUPPLY OF GAS UNDER POWER TEX CONTRACT. Upon request by Seller, during the first twenty-four (24) Months of this Agreement, Buyer will, as agent for Seller, purchase and deliver the gas required to be delivered under the Power Tex Contract upon terms mutually acceptable to Buyer and Seller.

                               ARTICLE 6
                        QUALITY AND MEASUREMENT

    6.1 BUYER'S TRANSPORTER. The rules, guidelines, and policies of Buyer's Transporter, as may be changed from time to time, shall govern the units of measurement, measurement specifications, quality, heating value, and testing specifications of Seller's Gas delivered to each Delivery Point.

    6.2 QUALITY. Seller's Gas shall meet the quality specifications of Buyer's Transporter at each Delivery Point. If all or any portion of the Seller's Gas does not meet the quality specifications of Buyer's Transporter, Buyer at its option may at any time refuse to accept any or all such Seller's Gas ("Subquality Gas"). Acceptance of any or all Subquality Gas that fails to conform to the quality specifications of this Agreement shall not be deemed a waiver of Seller's obligations hereunder with respect to such Subquality Gas or with respect to any future deliveries of Subquality Gas. All Subquality Gas which Buyer fails to take under this Section 6.2 may be sold to any third parties free from any obligation under this Agreement during the period Buyer refuses to accept such Subquality Gas. SELLER MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ABOUT SELLER'S GAS.

                               ARTICLE 7
                         OWNERSHIP AND CONTROL

    7.1 DELIVERY. Gas sold and delivered hereunder shall be delivered by Seller to Buyer at the Delivery Points. Title and risk of loss to all Seller's Gas shall pass from Seller to Buyer at the Delivery Points. If Seller elects under Section 2.5 to process any quantities of Seller's Gas after the Delivery Points, the risk of loss for such Seller's Gas shall pass from Buyer to Seller where such Seller's Gas enters the facilities of the party processing such Seller's Gas. The risk of loss to the residue gas resulting from processing such Seller's Gas shall pass to Buyer where it enters the facilities of Buyer's transporter at or near the tailgate of such processing facilities.

    7.2 CONTROL. As between the Parties hereto, Seller shall be deemed to be in control and possession of Seller's Gas and shall be fully responsible for and shall defend and indemnify Buyer, its successors and assigns, against any damages or injury resulting from the operation of facilities used to deliver gas at the Delivery Points, or the possession and handling of such Seller's Gas, until delivered to Buyer or

Buyer's Transporter at the Delivery Points and during the period such Seller's Gas, if processed, is in the facilities of the processor. Except as provided in the preceding sentence, Buyer shall be deemed to be in control of Seller's Gas and shall be responsible for and shall defend and indemnify Seller, its successors and assigns, against any and all damages or injury resulting from the transportation, handling, or use of Seller's Gas after it is delivered to Buyer, or Buyer's Transporter, at the Delivery Points.

                                ARTICLE 8
                                 PRICE

    8.1 MONTHLY GAS PRICES.  Except as otherwise provided in this
Article 8, for all Seller's Gas delivered to each Delivery Point each Month, Buyer shall pay Seller a gas price per MMBtu equal to the Index Price for each such Delivery Point for such Month less Transportation Expenses, if any, for such Seller's Gas for such Month.

    8.2 PRICING COMBINATION. Buyer shall, for each Month, use its best efforts to obtain for Seller at each Delivery Point the Index Price, Pricing Point, and Transportation Expenses for Seller's Gas delivered to each such Delivery Point in such Month that result in the highest net back price to Seller under Section 8.1 for such Delivery Point, giving consideration to and consistent with Buyer's obligation under Section 3.1 to purchase and take all of Seller's Gas delivered to each such Delivery Point in such Month.

    8.3 DELIVERY. Subject to the other provisions of this Agreement, Seller shall be responsible for, and shall pay all costs and expenses of, all arrangements necessary to deliver Seller's Gas to the Delivery Points and Buyer shall be responsible for, and shall pay all costs and expenses of, all arrangements necessary to receive Seller's Gas delivered hereunder at the Delivery Points.

    8.4 PARTIAL MONTHLY PRODUCTION. For all Seller's Gas taken by Buyer at any Delivery Point under Section 3.3 and for all Seller's Gas returned to production in the middle of a Month under Section 2.4 after being shut-in or curtailed due to inadequate price, the average of the high and low prices per MMBtu published in the table "Daily Price Survey" in GAS DAILY for the first Day of deliveries for the region of production for such Delivery Point shall be substituted for the Index Price in determining the price to be paid by Buyer to Seller for such Seller's Gas under Section 8.1.

    8.5 LLANO SYSTEM TRANSPORTATION RATE.  The Transportation
Expenses for Seller's Gas gathered on the Llano System shall never exceed in any Month the lowest transportation rate charged by Buyer to other shippers on the Llano System in the prior six (6)-Month period, except for any such rate which may be agreed to by Llano Inc., in its discretion, as part of the settlement of any claim made against Llano Inc. or its affiliates.

    8.6 TRANSPORTATION EXPENSES. Buyer shall, for each Delivery Point, use its best efforts each Month to obtain for Seller the lowest reasonably available transportation rates on Buyer's Transporter for Seller's Gas, consistent with reliability and giving consideration to Buyer's obligation to purchase and take all of Seller's Gas at such Delivery Point and to Seller's right to shut-in or curtail production of Seller's Gas hereunder.

    8.7 PUBLICATION OF INDEX PRICE. If INSIDE FERC or any replacement publication or other information source then in effect to determine the Index Price ceases to be available, substantially alters the method by which the referenced prices are calculated, or otherwise substantially alters the referenced prices, the Parties shall mutually agree in writing on a replacement publication or information source. If the Parties are unable to mutually agree on a replacement publication or information source, the matter may be submitted by either Party to Arbitration under Article 9.

                               ARTICLE 9
                              ARBITRATION

    9.1 RESOLUTION OF DISPUTES. Except as provided in the following sentence, any action, dispute, claim, or controversy arising between the Parties under this Agreement (each a "Dispute") shall be resolved by arbitration ("Arbitration") in accordance with the procedures set forth below. Any dispute, claim, or controversy arising under Article 12 shall not be a subject to arbitration under this Article 9. If a Dispute is not resolved by the Parties after negotiation among themselves, either Party may invoke Arbitration by providing written notice to the other Party of its intent to submit the Dispute to Arbitration hereunder. Either Party may bring an action to compel the Arbitration of any Dispute.

    9.2 SELECTION OF THE ARBITRATOR. Not later than ten (10) Working Days following the receipt of notice from either Party notifying the other Party of its intent to submit a Dispute to Arbitration, Buyer and Seller shall mutually select and appoint an arbitrator (the "Arbitrator") to resolve the Dispute. If at the end of such ten (10) Working-Day period the Arbitrator has not been selected and appointed, then each Party shall, within five (5) Working Days, thereafter, select an arbitrator. The two arbitrators shall then jointly select a third arbitrator (each an "Arbitrator") within ten (10) Working Days after the appointment of the second Arbitrator. Any Arbitrator acting hereunder shall be a qualified neutral third party not having any prior, current, or known or anticipated future affiliation or association with Seller or Buyer. If the Dispute involves a pricing matter hereunder, each Arbitrator shall have a minimum of ten (10) years' (immediately prior to the appointment) general experience in the purchase and sale of natural gas.

    9.3 ARBITRATION. Upon selection and appointment of the Arbitrators, each Party shall deliver to the other Party and to the Arbitrators, within ten (10) Working

Days of the appointment of the Arbitrators, a written proposal stating its proposed outcome together with supporting materials and documentation. Each Party may submit its written counterproposal together with supporting materials and documentation, within ten (10) Working Days of receipt of the written proposal from the other Party, to both that Party and the Arbitrators. The Arbitrators may request additional information or documentation from either Party, which information or documentation shall be timely provided. No later than twenty (20) Working Days after the counterproposals are submitted, the Arbitrators shall select and adopt either the outcome desired by Seller or the outcome desired by Buyer, without modification or compromise. All Arbitrations shall take place in Houston, Harris County, Texas.

    9.4 PRICING INSTRUCTIONS. If the Dispute involves the determination of the Index Price, the Arbitrators shall be given the following instructions, unless the Parties agree in writing upon other instructions:

        (i) In determining the Index Price, the Arbitrators will recognize that the Parties selected INSIDE FERC as representative of the fair market value of Seller's Gas at each Pricing Point on the Effective Date;

        (ii) The Index Price shall be reported on a Monthly basis from a publication or other information source publicly available; and

        (iii) The Arbitrators shall determine the Index Price by selecting either the Index Price proposed by Seller or the Index Price proposed by Buyer, without modification or compromise.

    9.5 PRICE PAYABLE DURING ARBITRATION. If the Dispute relates to the publication or other information source then being used to determine the Index Price, the price paid during the Arbitration shall be determined from such publication or information source or, if such publication or information source is no longer available, the price shall be determined from the last such publication or information source that was available. Upon the conclusion of the Arbitration, the price paid by Buyer to Seller for such Seller's Gas shall be adjusted retroactively to the date the Arbitration was invoked. The Party owing the other Party as a result of such retroactive adjustment shall pay to such other Party the amounts due under the redetermined Index Price within ten (10) Working Days following the Arbitrator's decision.

    9.6 FINALITY OF AWARD AND COSTS OF ARBITRATION. The determination of the Arbitrators shall be final and binding on the Parties, except in the event of manifest material error or misconduct by the Arbitrators. Each Party shall bear its own costs and expenses and share equally the costs and expenses of the Arbitrators and the arbitration.

    9.7 SUPPLEMENTAL ARBITRATION RULES. Each Arbitration shall be administered in accordance with the terms of this Article 9 and the Commercial Arbitration Rules of the American Arbitration Association. Judgment on any award rendered by the Arbitrators may be entered in any court having jurisdiction.

                              ARTICLE 10
                                 TAXES

        The price to be paid by Buyer to Seller for Seller's Gas purchased and sold hereunder is inclusive of all production, severance, ad valorem, and/or similar taxes levied on the production of Seller's Gas prior to the Delivery Points, and all such taxes shall be borne and paid by Seller. If state law requires Buyer to remit such taxes to the collecting authority, then Buyer shall do so and deduct the taxes so paid on Seller's behalf from payments otherwise due to Seller hereunder. Buyer shall pay and be responsible for all federal, Indian, state or local sales, use, consumption, and/or similar taxes which may now or hereafter be imposed on the transfer of title or possession of Seller's Gas.

                              ARTICLE 11
                                PAYMENT

    11.1 MONTHLY PAYMENT. Not later than the fifteenth (15th) day of each Month, Seller shall provide Buyer with a statement setting forth the volumes of gas delivered at the Delivery Points in the prior Month along with an invoice for payment based thereon. If actual volumes at the Delivery Points are not available by the fifteenth
(15th) day of the Month, Seller may furnish statements and invoices based on Seller's Estimate. By no later than the last Working Day of the Month following the production Month, Buyer shall make payment of the amount set forth in Seller's statement by wire transfer into Seller's account in accordance with Seller's instructions. Buyer shall submit to Seller with each Monthly payment a schedule showing, for each Delivery Point for such Month, the quantity of Seller's Gas delivered to such Delivery Point, the Pricing Point, the Index Price, and any Transportation Expenses and Imbalance Penalties attributable to Seller's Gas from such Delivery Point. If requested by Seller, payment to Seller hereunder shall be made through a bank or escrow account established, funded, and maintained in a manner acceptable to Seller in all respects.

    11.2 PAYMENT DEFAULT. If Buyer fails to pay Seller for Seller's Gas for any Month within three (3) Working Days of the date required under Section 11.1, Seller may, at its option, either, singularly or in combination, (i) immediately terminate this Agreement, or (ii) suspend performance under this Agreement until all indebtedness under this Agreement is paid in full.

    11.3 ERRORS. If an error is discovered in any invoice rendered hereunder (including reconciliations for actual deliveries of any payments made by Buyer based on Seller's Estimate), such error shall be adjusted within thirty (30) Days after notice of the discovery of the error. If a dispute arises as to the amount payable pursuant to any invoice rendered hereunder, Buyer shall nevertheless pay when due the amount not in dispute under such invoice. Such payment shall not be deemed to be a waiver of the right by Buyer to recoup any overpayment, nor shall acceptance of any payment be deemed to be a waiver by Seller of any underpayment.

    11.4 OVERDUE PAYMENTS. If Buyer fails to pay the entire amount due to Seller when same is due, interest on any unpaid portion shall accrue at a rate equal to the lesser of (i) three percent (3%) above the rate of interest then most recently announced by Texas Commerce Bank, National Association as its "prime rate" and (ii) the maximum non-usurious rate of interest allowed by applicable law.

    11.5     AUDITING.   Each Party shall keep and maintain true and
correct books, records, files, and accounts of all information reasonably related to the transactions contemplated by this Agreement (the "Records"), including all measurement records, all information used to determine prices and calculate invoices, and all invoices, statements, and payment records. All such Records shall be maintained for at least forty-eight (48) Months after the Month to which they pertain. Either Party may, at its own expense, audit, and copy the other Party's Records at any time during normal business hours upon at least fifteen (15) Days' written notice. No adjustment to any payment made by Buyer to Seller for Seller's Gas sold hereunder shall be made after the lapse of eighteen (18) Months from the date of any such payment, except for any adjustments to such payments due to volume adjustments of Seller's Gas delivered at the Delivery Points.


                              ARTICLE 12
                                 TERM
    12.1 TERM. Unless sooner terminated as provided herein, this Agreement shall be effective on the Effective Date and shall continue in full force and effect thereafter until March 31, 2001.

    12.2. EARLY TERMINATION. Seller may terminate this Agreement, and immediately cease delivering and selling all Seller's Gas to Buyer under this Agreement, upon the occurrence of any of the following events:
        (i) the occurrence of an event which allows Seller to terminate this Agreement under Section 11.2;

        (ii) the occurrence of an event of default under any debt or credit agreement of Buyer for borrowed money (each a "Credit Agreement") that results in an obligation in excess of $10,000,000.00 becoming due before its stated maturity;

        (iii) Buyer makes an assignment or any general arrangement for the benefit of creditors, files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding under any bankruptcy or similar law for the protection of creditors, or otherwise becomes insolvent or bankrupt; or

        (iv) Buyer fails to purchase at least (a) eighty percent (80%) of Seller's Gas made available at all Delivery Points in two (2) or more Months during any Contract Year or (b) ninety percent (90%) of Seller's Gas made available at all Delivery Points in any consecutive six (6)-Month period, other than as a result of Force Majeure.

    12.3 RIGHTS OF EITHER PARTY TO TERMINATE. Either Party may terminate this Agreement by giving written notice (for the notice period specified) to the other Party upon the occurrence of any of the following events:

        (i) the taking by any governmental authority of the action described in Article 15, but only after giving the notice required by Article 15; or

        (ii)     a material breach of this Agreement by the other
    Party which such defaulting Party fails to cure within thirty
    (30) days after receiving written notice of the breach from the nondefaulting Party.

    12.4 FINANCIAL REVIEW. Buyer shall provide to Seller (i) by the thirtieth (30th) day of each Month, internally prepared monthly unaudited financial statements of Buyer for the prior Month, (ii) by the forty-fifth (45th) day following the end of each calendar quarter, unaudited quarterly financial statements of Buyer, and (iii) by March 31 of each year, annually audited financial statements of Buyer accompanied by an opinion of independent auditors for the prior year.

    12.5     BUYER'S FINANCIAL ASSURANCES.

        (a) REQUEST OF FINANCIAL ASSURANCES. Anything to the contrary herein notwithstanding, if at any time the financial condition of Buyer materially and adversely changes from its financial condition on the Effective Date, Seller may request in writing that Buyer deliver and maintain for Seller's benefit financial assurances acceptable to Seller in amount, form, issuer, term, and all other respects, in Seller's sole discretion (the "Financial Assurances").

        (b) TEMPORARY RELEASE. Buyer shall provide the Financial Assurances to Seller within five (5) Working Days after the date of Seller's notice. If Buyer fails to provide Financial Assurances covering the value of all of Seller's Gas within such five (5) Working-Day period, Seller shall not be obligated to sell to Buyer under this Agreement any Seller's Gas that is not covered by such Financial Assurances, as determined by Seller, and Seller may sell such Seller's Gas to third parties.

        (c) PERMANENT RELEASE. Buyer shall have thirty (30) Working Days to obtain Financial Assurances covering the value of Seller's Gas released under Section 12.5(b) above. To the extent Buyer fails to provide Financial Assurances covering such released Seller's Gas within thirty (30) Working Days after the date of Seller's notice under Section 12.5(a), such Seller's Gas shall be permanently released from this Agreement.

        (d) SUBSEQUENT RELEASE. If any Seller's Gas for which Buyer has provided Financial Assurances as set forth above is at any time thereafter not covered by Financial Assurances, such Seller's Gas shall be permanently released from this Agreement on the date Buyer ceases to provide such Financial Assurances. If all of Seller's Gas is permanently released from this Agreement, this Agreement shall terminate.

        (e) RELEASE OF FINANCIAL ASSURANCES. Buyer's obligation to provide and maintain Financial Assurances covering Seller's Gas under all provisions of this Section 12.5 shall cease at the time when the financial condition of Buyer is no longer materially and adversely different than its financial condition on the Effective Date.

    12.6 NOTICE. Buyer shall notify Seller immediately upon receipt by Buyer of any notice of default under any Credit Agreement.

                              ARTICLE 13
                           SELLER'S WARRANTY

        Seller warrants title to, or the right to sell, all Seller's Gas delivered under this Agreement. Seller also warrants that all Seller's Gas shall be free and clear from liens, encumbrances, and adverse claims including, but not limited to, liens to secure payment of production taxes, severance taxes, and ad valorem taxes. If Seller's title is questioned or becomes the subject of litigation, Seller shall indemnify and save Buyer harmless from and against all suits, actions, damages, costs and expenses relating thereto.

                              ARTICLE 14
                             FORCE MAJEURE

    14.1 NONPERFORMANCE. Except with regard to a Party's obligation to make payments due under this Agreement, if either Party fails to observe or perform any of the covenants or obligations herein imposed upon it and such failure shall have been occasioned by, in connection with, or in consequence of Force Majeure, as hereinafter defined, such failure shall not be deemed to be a breach of such covenants or obligations of such Party.

    14.2 DEFINITION. The term "Force Majeure" shall mean acts of God, strikes, lockouts, industrial disputes or disturbances, civil disturbances, interruptions by government or court orders, present or future orders of any regulatory body having jurisdiction, acts of the public enemy, wars, riots, inability to secure materials or labor, inability to secure rights-of-way, epidemics, landslides, lightning, earthquakes, fires, hurricanes, tropical storms, storms, floods, explosions, breakage or accident to machinery, pipelines or equipment, freezing of Seller's Wells or pipelines, well blowouts, craterings, partial or entire failure of gas wells, or any other situation, occurrence, or condition not reasonably within the control of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to overcome.

    14.3     EXCLUSIONS.  The term "Force Majeure" does not include
(i) loss of Buyer's markets, or (ii) the loss, interruption, or curtailment of gathering or transportation capacity on any gathering or pipeline system for purposes of gathering or transporting all or any part of Seller's Gas from and after the Delivery Points, unless such loss, interruption, or curtailment is due to Force Majeure invoked by the operator of such gathering or pipeline system.

    14.4 STRIKES. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and the above requirement of the use of diligence in restoring normal operating conditions shall not require the settlement of strikes or lockouts by acceding to the terms of the opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

    14.5     FORCE MAJEURE NOTICE.  The Party affected by Force
Majeure shall give written notice to the other Party of the Force
Majeure and the expected duration as soon as reasonably practicable after the occurrence of the Force Majeure.

    14.6 MARKETING OF FORCE MAJEURE GAS. If Buyer is unable to take Seller's Gas from any Delivery Points due to the occurrence of Force Majeure, Seller may market and sell such Seller's Gas from the affected Delivery Point to any third parties free from this Agreement and without any obligation to Buyer during the continuance of the Force Majeure.

                              ARTICLE 15
               CHOICE OF LAW AND GOVERNMENT REGULATIONS

    15.1 CHOICE OF LAW. The transactions contemplated hereunder bear a reasonable relationship to, and shall be governed by and construed in accordance with, the laws of the State of Texas, excluding any law thereof which would direct the application of the law of any other jurisdiction.

    15.2 REGULATIONS. This Agreement is subject to all present and future valid orders, rules, and regulations of any regulatory body or other authority of a state or the federal government having jurisdiction. Either Party shall have the right to contest before such regulatory body or authority, or in court, the validity of any such law, order, rule, or regulation. If any governmental authority reimposes price controls on Seller's Gas, or adopts any action, rule, or order which materially and adversely affects the rights or ability to perform of either Party, then the affected Party may terminate this Agreement by giving sixty (60) Days' written notice to the other Party.

                              ARTICLE 16
                              ASSIGNMENT

    16.1 NO ASSIGNMENT. Except as permitted below, this Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party.

    16.2 MERGER. The Parties recognize that Adobe Gas Pipeline Company will be merged into Hadson Corporation on the Effective Date, and, upon consummation of such merger, Hadson Corporation will be the "Buyer" under this Agreement.

    16.3 SALE OF SELLER'S GAS. Except as provided in Section 2.6, all of Seller's Gas shall remain dedicated to this Agreement notwithstanding any assignment or sale of any Seller's Wells producing Seller's Gas by Seller. Seller may, however, assign this Agreement to the extent this Agreement covers such Seller's Wells to any party purchasing such Seller's Wells without the consent of Buyer. Upon such assignment by Seller, Seller shall be fully released from any obligation to Buyer hereunder for the performance by Seller's assignee of this Agreement for such Seller's Wells.

                              ARTICLE 17
                             MISCELLANEOUS

    17.1 NOTICES. Any formal notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed properly given when hand delivered, telegraphed by prepaid telegram, transmitted by telecopy or mailed from within the United States by certified mail, return receipt requested, postage pre-paid, to the following addresses or such other address as a Party may designate in writing from time to time:

    Buyer:   Notices and Correspondence

             Hadson Gas Systems, Inc.
             600 East John W. Carpenter Freeway
             Suite 201
             Irving, Texas  75062-3977
             Attention:  Contract Administration
             Telephone:  (214) 717-1499
             Telecopy:  (214) 717-0171



    Seller:  Notices and Correspondence:

             Santa Fe Energy Resources, Inc.
             1616 South Voss Road, Suite 1000
             Houston, Texas  77057-2696
             Attention:  Vice President, Marketing
             Telephone:  (713) 783-2401
             Telecopy:  (713) 268-5716


             Payments shall be made to:

             Santa Fe Energy Resources, Inc.
             1616 South Voss Road, Suite 1000
             Houston, Texas  77057-2696
             Attention:  Treasurer


    17.2 INTEGRATED AGREEMENT. This Agreement, together with the exhibits and other material incorporated herein by reference, constitute the entire agreement of the Parties.

    17.3 NO WAIVER. Waiver by either Party hereto of any one or more defaults by the other in the performance of any provisions of this Agreement shall not operate nor be construed as a waiver of any other default or defaults, or the same default on a subsequent occasion.

    17.4 HEADINGS. The numbering and titling of particular provisions of this Agreement are for the purpose of facilitating administration and are not to be taken into account or considered in construing the terms and provisions hereof, or to be deemed to qualify, modify, explain, or have any substantive effect on such provisions.

    17.5 ACCESS. To the extent Seller has the legal right to do so, Seller grants to Buyer the right of ingress and egress to Development Wells and Exploration Wells to the extent Buyer needs such rights to implement any Buyer's Gathering Proposal, and the right to use all existing lease roads of Seller for such Development Wells and Exploration Wells.

    17.6 LIMIT OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE,
EXEMPLARY, OR SIMILAR DAMAGES ARISING OUT OF OR RELATED TO THE
PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT.

    17.7 AMENDMENT. This Agreement may not be amended, altered, revised, renewed, extended, or otherwise changed, except by a writing that refers to this Agreement and is executed by the Parties.

    17.8 CONSTRUCTION OF AGREEMENT. In construing this Agreement, the following principles shall be followed:

        (i) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

        (ii) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;


        (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

        (iv) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions;

        (v) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

        (vi) the plural shall be deemed to include the singular, and vice versa; and

        (vii) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

    17.9 RELATIONSHIP OF PARTIES. This Agreement does not create a partnership, joint venture, or relationship of trust or agency between the Parties.

        IN WITNESS WHEREOF, the Parties have, by their duly authorized officers or agents, executed this Agreement as of the Effective Date.

                             "SELLER"

ATTEST:                      SANTA FE ENERGY RESOURCES, INC.

/s/  MARK A. OLDER           By:/s/
                             Title:  VICE PRESIDENT

                             "SELLER"

ATTEST:                      SANTA FE ENERGY OPERATING
                             PARTNERS, L.P.

/s/  MARK A. OLDER           By:/s/
                             Title:  VICE PRESIDENT

                             "BUYER"

ATTEST:                      ADOBE GAS PIPELINE COMPANY

/s/  MARK A. OLDER           By:/s/
                             Title: SENIOR VICE PRESIDENT